Exhibit 4.1

AGNICO EAGLE MINES LIMITED

DIVIDEND REINVESTMENT
AND SHARE PURCHASE pLAN

Introduction

This dividend reinvestment plan (the “Plan”) is being offered to the registered and beneficial holders (the “Shareholders”) of common shares (“Common Shares”) of Agnico Eagle Mines Limited (the “Corporation”) who reside in Canada or the United States (or as otherwise set out below under “Eligible Participants”) as an alternative to the receipt of regular cash dividends. Under the Plan, Shareholders can automatically reinvest cash dividends paid on their Common Shares in additional Common Shares, either at no discount or at a discount of up to 5% of the Average Market Price (as defined below), as determined by the Corporation from time to time in its sole discretion, and invest optional cash payments in additional Common Shares at the Average Market Price with no discount. Optional cash payments can be made in a minimum amount of U.S.$500 and a maximum amount of U.S.$20,000 per fiscal year, or the Canadian dollar equivalents of such amounts, as set out below under “Optional Cash Purchases”. For the purposes of the Plan, the Corporation shall provide the Agent (as defined below) with the applicable Average Market Price, denominated in Canadian dollars and United States dollars, and discount (if any) in accordance with the terms of the Plan.

Full investment of cash dividends is possible under the Plan because the Plan permits fractions of Common Shares as well as whole Common Shares to be purchased and held for Plan participants. In addition, dividends in respect of whole and fractional Common Shares held in the Plan will be automatically reinvested in further Common Shares. Common Shares issued under the Plan will be issued directly from the treasury of the Corporation.

No Commissions or Administrative Costs

No brokerage commissions are payable in connection with the purchase of Common Shares under the Plan and all administrative costs will be borne by the Corporation.

Use of Proceeds

Proceeds received by the Corporation upon the purchase of new Common Shares under the Plan will form part of the working capital of the Corporation and will be used for general corporate purposes.

Administration

Computershare Trust Company of Canada (the “Agent”) has been retained to act as the Agent for the participants under the Plan pursuant to an agreement which may be terminated by the Corporation or the Agent at any time. The Corporation will promptly pay over to the Agent, on behalf of the participants in the Plan, all cash dividends due on their Common Shares and the Agent will purchase new Common Shares for the participants directly from the treasury of the Corporation on the dividend payment date. New Common Shares purchased under the Plan will be registered in the name of the Agent, or its nominee, as Agent for the participants in the Plan.

1

Eligible Participants

Except as otherwise provided below, any registered holder of Common Shares who is a resident of Canada or the United States is eligible to join in the Plan at any time.

Beneficial owners of Common Shares whose Common Shares are not registered in their own names may participate in the Plan only (1) by transferring such Common Shares into their own name or into a specific segregated registered account such as a numbered account with a bank, trust company or broker, or (2) if such Common Shares are held through CDS Clearing and Depository Services or The Depository Trust & Clearing Corporation (collectively, the “Depositories” or, individually, a “Depository”), by enrolling in the Plan through a participant in either such Depository (a “Depository Participant”).

Beneficial owners of Common Shares whose Common Shares are held in a numbered nominee account with a bank, trust company or broker may arrange to enrol such account in the Plan. If a beneficial owner holds Common Shares in more than one such account, or in such an account or accounts as well as in such owner’s own name, such Common Shares may be dealt with separately with respect to the Plan. For example, an owner can elect to participate in the Plan in respect of the Common Shares held in one account but not in respect of those held in another. Furthermore, if beneficial owners of Common Shares hold such shares through the facilities of a Depository, they can arrange to treat each of their Common Shares separately with respect to the Plan. For example, such beneficial owners can choose to participate in the Plan in respect of some of the Common Shares but not in respect of others.

Shareholders resident outside Canada and the United States may participate in the Plan unless prohibited by the law of the country in which they reside. Cash dividends to be reinvested for Shareholders resident outside Canada will be reduced by the amount of the applicable Canadian withholding tax as described below under “Summary of Principal Canadian Federal Income Tax Considerations”.

Enrollment

General

Shareholders may join the Plan by completing the Reinvestment Enrollment — Participant Declaration Form attached to the Plan, signing it and returning it to the Agent within the applicable deadlines set out below, or enrolling online through the Agent’s web portal at www.investorcentre.com. Additional Forms may be obtained from the Agent at any time upon written request addressed to the Agent. The Corporation may deny the right to participate in the Plan to any person or terminate the participation of any participant in the Plan if the Corporation deems it advisable under any laws or regulations.

The Reinvestment Enrollment — Participant Declaration Form directs the Corporation to forward to the Agent all of the participating Shareholder’s cash dividends received on the Common Shares and directs the Agent to invest such dividends in the purchase of new Common Shares on behalf of the Shareholder. If a beneficial owner holds Common Shares in more than one brokerage account, and wishes to participate in the Plan in respect of Common Shares in all such accounts, a separate Reinvestment Enrollment — Participant Declaration Form must be completed and returned to the Agent by the registered holder of the Common Shares in respect of each such account.

2

Depository Participants

Beneficial owners of Common Shares whose Common Shares are held through a Depository may enrol through the Depository Participant that currently holds their Common Shares, provided they do so in sufficient time for notice to be provided to the Agent within the applicable deadlines set out below.

Effective Date of Participation

Following receipt by the Agent of a properly completed Reinvestment Enrollment — Participant Declaration Form, participation in the Plan becomes effective on the next record date for any dividend declared on the Common Shares provided that the Reinvestment Enrollment — Participant Declaration Form is received not less than five business days before such record date.

Ongoing Enrollment

Once a Shareholder has enrolled in the Plan, participation continues automatically unless terminated in accordance with the terms of the Plan. However, participants are advised that Common Shares acquired outside of the Plan may not be automatically enrolled in the Plan. Participants should contact the Agent or the Depository Participant, if applicable, to confirm which of the Common Shares owned by them are enrolled in the Plan.

Optional Cash Purchases

If participants in the Plan choose to participate in the optional cash payment feature of the Plan, they must confirm on the Optional Cash Payment (OCP) — Participant Declaration Form that not more than U.S.$20,000 (or the Canadian dollar equivalent of such amount) in the aggregate per fiscal year is being paid by, or on behalf of, any registered or beneficial owner in respect of the optional investment of cash under the Plan. For any optional cash payment, the determination of a Canadian dollar equivalent amount will be based on the indicative daily exchange rate reported by the Bank of Canada, calculated on the date that is one business day prior to the dividend payment date. When ascertaining whether the Canadian equivalent of U.S.$20,000 has been reached in a fiscal year, the Agent will use the indicative daily exchange rate reported by the Bank of Canada on the business day immediately prior to the date the dividend payment was made in each previous quarter. Any amounts received by the Agent in excess of the Canadian equivalent of U.S.$20,000 will be returned to the participant.

There is no obligation on a participant to make optional cash payments nor to make all such payments in the same amount. The aggregate number of Common Shares which may be purchased by all participants in any fiscal year of the Corporation under the optional cash payments may not exceed two percent of the outstanding Common Shares at the beginning of the fiscal year. If necessary, available Common Shares will be allocated by the Agent on a pro rata basis to avoid exceeding this limit.

3

Further Provisions with Respect to Optional Cash Payments:

In order to make optional cash payments under the Plan, participants must duly complete an Optional Cash Purchase (OCP) — Participant Declaration Form and send it to the Agent. Thereafter, participants may make the optional cash payments by cheque by using the Combined Pre-Authorized Debit (PAD) Agreement/Optional Cash Purchase Voucher sent to participants with their respective statements or by enrolling for the pre-authorized debit (PAD) service using the Agent’s web portal at www.investorcentre.com. Additional Combined Pre-Authorized Debit (PAD) Agreement/Optional Cash Purchase Vouchers may be obtained at any time by calling 1-800-564-6253, or by sending a written request addressed to the Agent or by accessing the Agent’s web portal at www.investorcentre.com.

Optional cash payments received from registered Shareholders will be applied by the Agent to invest in Common Shares, provided the payments are received by the Agent no later than five business day prior to the dividend payment date. Optional cash payments received by the Agent on or after this date will be returned to the participant. No interest will be paid to participants on any funds held for investment pursuant to the Plan. A participant may cancel an optional cash payment by written notice received by the Agent on or before the tenth business day preceding the dividend payment date.

The amount of the optional cash payments is a minimum of U.S.$500 per payment, to a maximum of U.S.$20,000 per year (or the Canadian dollar equivalent of such amounts). The determination of a Canadian dollar equivalent amount will be based on the indicative daily exchange rate reported by the Bank of Canada, calculated on the date that is one business day prior to the dividend payment date. When ascertaining whether the Canadian equivalent of U.S.$20,000 has been reached in a fiscal year, the Agent will use the indicative daily exchange rate reported by the Bank of Canada on the business day immediately prior to the date the dividend payment was made in each previous quarter. Any amounts received by the Agent in excess of the Canadian equivalent of U.S.$20,000 will be returned to the participant. Payment in currencies other than Canadian or United States dollars will not be accepted. Non-registered Shareholders should contact their intermediaries to determine the procedures to make optional cash payments.

The Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the regulations made thereunder (the “Anti-Money Laundering Act”) requires that the Agent collect and record specific information and take other measures regarding new or existing participants who elect to make optional cash payments under the Plan. In order to participate in the optional cash payment feature of the Plan, participants must have met the applicable requirements under the Anti-Money Laundering Act, which are contained in each of the Reinvestment Enrollment — Participant Declaration Form and the Optional Cash Purchase (OCP) — Participant Declaration Form.

Pre-Authorized Debits (PAD)

To be eligible to participate in the pre-authorized debit (PAD) service for the optional cash purchase option of the Plan, you must already be enrolled in the Plan and your Plan account must already be coded compliant with Canadian Anti-Money Laundering Act requirements. Also, the bank account you are intending on using must be held with a Canadian financial institution.

You have the option of selecting either a one-time and/or recurring PAD. Both options can be initiated online through the Agent’s web portal at www.investorcentre.com. In the case of recurring PAD service only, you may mail your PAD request to the Agent. The Agent must receive the PAD request no later than 10 business days prior to the dividend payment date for which you wish to apply such debit. If the duly completed request is received after this date, such debit will be applied on the next dividend payment date.

4

One-Time Pre-Authorized Debits

One-Time PADs can only be initiated online through the Agent’s web portal at www.investorcentre.com. If you authorize a one-time debit, your bank account will be debited within five to ten business days from the time your request is received. Your monies will be applied to purchase Common Shares on the next available dividend payment date after the funds have been withdrawn from your account. No interest will be paid for any funds held awaiting investment.

Recurring Pre-Authorized Debits

Recurring PAD can be initiated online through the Agent’s web portal at www.investorcentre.com or by duly completing and signing a PAD agreement. A PAD agreement will be enclosed with your Plan account statement once your Plan account has been coded compliant. Return your completed PAD agreement along with a VOID cheque indicating the name(s) associated the bank account or a letter from your financial institution confirming your banking details and the names associated with the account. The bank account names must match the name(s) on your Plan account.

If you authorize a quarterly recurring automatic debit, then your account will be debited seven business days prior to the dividend payment date.

To modify or cancel a recurring PAD service, you must notify the Agent in writing or online through the Agent’s web portal at www.investorcentre.com. Only cancellation requests can be taken over the phone by calling the Agent’s Customer Contact Centre toll-free at 1-800-564-6253. Please allow 10 business days from the date the Agent receives your instructions for the modification or cancellation to take effect.

Price and Valuation of New Common Shares

The price at which the Agent will purchase new Common Shares from the Corporation on the dividend payment dates with cash dividends on Common Shares will be either (1) at a discount of up to 5% of the volume weighted average of the trading prices for a board lot (100 shares) of Common Shares on The Toronto Stock Exchange (the “Exchange”) for a period of five trading days on which at least a board lot was traded immediately preceding a dividend payment date (the “Average Market Price”), or (2) at the Average Market Price with no discount. The Corporation may from time to time in its sole discretion determine whether the Plan will offer any discount to the Average Market Price of Common Shares, and, if so, the amount of the discount. The discount determined by the Board of Directors as of the effective date is 1%. If the discount is altered or eliminated by the Corporation, the Corporation shall include information regarding the change in the discount in a press release prior to the effectiveness of the change. As dividends will be denominated in United States dollars, the Average Market Price will be converted to United States dollars using the indicative daily exchange rate reported by the Bank of Canada on the day that is one business day prior to the dividend payment date.

The price at which the Agent will purchase new Common Shares from the Corporation on the dividend payment dates with eligible funds other than cash dividends on Common Shares will be at the Average Market Price with no discount. Optional cash payments received in United States dollars will be invested at the Average Market Price converted to United States dollars at the indicative daily exchange rate reported by the Bank of Canada on the day that is one business day prior to the dividend payment date.

5

There will be no brokerage commission on the purchase of new Common Shares under the Plan as the Common Shares will be purchased directly from the Corporation.

Participants’ Accounts and Statements

The Agent will maintain a separate account for each participant. Where a participating beneficial owner holds his or her Common Shares through a Depository, the Agent will maintain an account for and in the name of the Depository and the appropriate Depository Participant will provide each such participating beneficial owner with confirmation of his or her purchase of Common Shares through the Plan.

On each dividend payment date, the Corporation will advise the Agent of the prices for the new Common Shares to be purchased (whether by way of dividend reinvestment or optional cash purchase) by the Agent on behalf of the participants and the number of new Common Shares to be issued as well as the applicable discount (if any). Each participant’s account will be credited by the Agent with that number of Common Shares purchased for the participant, including fractions computed to six decimal places, which is equal to the cash dividends or optional cash payment to be invested for each participant divided by the applicable purchase price for such Common Shares (as set out above under “Price and Valuation of New Common Shares”). In like fashion, the accounts of each participating beneficial owner of Common Shares will be credited with that number of Common Shares purchased on their behalf through the facilities of the relevant Depository and Depository Participant.

As soon as practicable following each dividend payment date, the Agent (or, where appropriate, the relevant Depository Participant) will send statements of account to participants setting out the number of whole and fractional Common Shares acquired by reinvestment of cash dividends and, where applicable, by optional purchases (“Plan Shares”).

These statements are a participant’s only record of the cost of each purchase of Plan Shares, and accordingly, should be retained by such participant for income tax purposes. In addition, each participant will receive annually the appropriate tax information for reporting dividend income.

Generally, Plan Shares will be registered in the name of the Agent or its nominee and held by the Agent for a participant under the Plan. For participants holding Plan Shares through a Depository, such Plan Shares will be registered in the name of the relevant Depository and held for the benefit of its Depository Participants under the Plan. Plan Shares may not be sold, transferred, pledged or otherwise disposed of by the participant while such Plan Shares remain in the Plan. A participant who wishes to sell, transfer, pledge or dispose of any Plan Shares must withdraw them from the Plan by instructing the Agent to issue, in the name of the participant, a Direct Registration System (DRS) Advice (a “DRS Advice”) representing such Plan Shares.

A participant may, at any time upon written request to the Agent, have a DRS Advice issued and registered in the participant’s name for any number of whole Plan Shares owned by such participant without terminating participation in the Plan. No DRS Advice for a fraction of a Plan Share will be issued.

6

Share certificates will not be issued to participants for Plan Shares.

Termination of Participation

General

A participant may terminate participation in the Plan at any time by written notice to the Agent, or online through the Agent’s web portal at www.investorcentre.com. The Agent will then settle the participant’s account by issuing a DRS Advice for the number of whole Plan Shares standing to the credit of the participant and by purchasing for cash any fraction of a Plan Share. The amount of the payment for any such fraction will be based on, in the case of a payment in Canadian dollars, the prevailing market price at the time of the trade on the Exchange, and, in the case of a payment in United States dollars, the prevailing market price at the time of the trade on the New York Stock Exchange.

Participation in the Plan will also be terminated upon receipt by the Agent of written notice of the death of a participant. A DRS Advice for Plan Shares will be issued in the name of the deceased participant and/or in the name of the estate of the deceased participant, as appropriate, and the Agent will send such DRS Advice and cash payment for any fraction of a Plan Share to the representative of the deceased participant.

Upon termination of participation, a participant may request that all Plan Shares held for the participant’s account be sold. Such sale will be made by the Agent, through a registered dealer or stockbroker designated by the Agent, as soon as practicable following receipt by the Agent of instructions to do so. Such instructions may be delivered to the Agent via the Agent’s web portal at www.investorcentre.com. The proceeds of such sale, less brokerage commissions and transfer taxes, if any, will be paid to the participant by the Agent. Plan Shares sold pursuant to such a request may be commingled with Plan Shares of other participants, in which case the proceeds to each participant will be based upon the average sale price of all Plan Shares so commingled. With respect to any fraction of a Plan Share, the Agent will purchase such fraction for cash at a price determined in the same manner as in the case of whole Plan Shares sold for the participant.

All payments of cash under the Plan will be made in either Canadian or United States currency. Unless a participant requests otherwise in writing, the Agent will make payments in Canadian currency where the participant has a Canadian mailing address and in United States currency where the participant has a non-Canadian mailing address, in each case as such address is shown on the records of the Agent.

Depository Participants

Where participants hold their Common Shares or Plan Shares through a Depository Participant and Depository, any notice or actions to be delivered to or performed by the Agent in this section must be delivered to or performed by the relevant Depository Participant. For greater certainty, if notice or termination is not received by the relevant Depository at least five business days before a dividend record date, termination will not occur until after the next dividend record date and after investment has been completed.

7

Rights Offerings, Stock Splits and Stock Dividends

In the event that the Corporation makes available to its Shareholders rights to subscribe for additional shares or other securities, rights certificates will be issued to participants for their whole Plan Shares. No such rights will be made available in respect of fractions of Plan Shares. Instead, the Agent will sell any rights relating to such fractions at a time and price determined by the Agent and participants will be paid their proportionate interests in the proceeds of such sale.

Any Common Shares distributed pursuant to a stock dividend or a stock split on Plan Shares will be retained by the Agent and credited proportionately to the accounts of participants.

In the event of a change, reclassification or conversion of the Common Shares into other shares or securities or of any further change, reclassification or conversion of such other shares or securities, into other shares or securities, the Plan will continue to apply to the shares or securities resulting from that event and references herein to the Common Shares and to Plan Shares will be deemed to be references to the shares or securities resulting from that event.

Voting of Plan Shares

Whole Plan Shares held on the record date for a vote of Shareholders may be voted in the same manner as the participant’s Common Shares of record may be voted, either in person or by proxy.

Responsibilities of the Corporation and the Agent

Neither the Corporation nor the Agent is liable for any act, or for any good faith omission to act, including, without limitation, for liability:

(a)	arising out of a failure to terminate a participant’s account upon such participant’s death prior to receipt of notice in writing of such death; or

(b)	relating to the prices at which Common Shares are purchased for the participant’s account and the times at which such purchases are made.

PARTICIPANTS SHOULD RECOGNIZE THAT NEITHER THE CORPORATION NOR THE AGENT CAN ASSURE A GAIN OR PROTECT AGAINST LOSS AS A RESULT OF THEIR HOLDING PLAN SHARES.

Amendment, Suspension or Termination of the Plan

The Corporation reserves the right to amend, suspend or terminate the Plan at any time. The Corporation will send written notice to the participants of any material amendment, suspension or termination. Any amendment of the Plan which materially affects the rights of participants in the Plan will be subject to the prior approval of the Exchange. If the Plan is terminated, the Agent will remit to participants a DRS Advice registered in their name for whole Plan Shares, together with the proceeds from the sale of any fractions of Plan Shares, and will return to the participant any funds held by the Agent in respect of optional cash payments. If the Plan is suspended, subsequent dividends on Plan Shares will be paid in cash and any funds held by the Agent in respect of optional cash payments which are not invested as of the effective date of such suspension will be returned to the participant. During the suspension of the Plan, no request for enrollment in the Plan will be processed.

8

Governing Law

The Plan shall be governed and construed in accordance with the laws in force in the Province of Ontario and the federal laws of Canada applicable therein.

Effective Date

The Plan is effective for dividends payable after June 30, 1999, as updated on July 27, 2011, July 25, 2012, August 20, 2013, September 29, 2020 and August 16, 2024.

Notices

All notices required to be given to participants under the Plan will be mailed to participants at the address shown on the records of the Agent.

All communications to the Agent and requests for forms or information regarding the Plan, should be directed to the Agent by phone, mail, fax or e-mail to:

Computershare Trust Company of Canada
100 University Avenue, 8th Floor, North Tower
Toronto, Ontario M5J 2Y1

Attention:      Dividend Reinvestment Department

Or by calling the National Contact Centre at:
           1-800-564-6253 North America Toll Free
           1-514-982-7555 Direct Dial Outside North America

Or by visiting www.investorcentre.com/service

Or by facsimile at: 1-888-453-0330

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

Summary of Principal Canadian Federal Income Tax Considerations

The following is a general summary of the principal Canadian federal income tax considerations generally applicable to participants in the Plan. It is assumed for the purposes of this summary that the participant deals at arm’s length and is not affiliated with the Corporation and holds Common Shares as capital property. Generally, Common Shares are considered to be capital property to a holder provided that the holder does not hold the Common Shares in the course of carrying on a business and has not acquired the Common Shares in one or more transactions considered to be an adventure or concern in the nature of trade. Certain participants resident in Canada whose Common Shares might not otherwise qualify as capital property may, in certain circumstances, make an irrevocable election in accordance with subsection 39(4) of the Income Tax Act (Canada) (the “Tax Act”) to have their Common Shares and every “Canadian security” (as defined in the Tax Act) owned by such participant in the taxation year of the election and in all subsequent taxation years deemed to be capital property.

9

This summary is not applicable to a participant: (i) that is a “financial institution” (within the meaning of the Tax Act) for the purposes of the “mark-to-market” rules contained in the Tax Act; (ii) that is a “specified financial institution” (within the meaning of the Tax Act); (iii) an interest in which would be a “tax shelter investment” (within the meaning of the Tax Act); or (iv) that has elected to report its “Canadian tax results” (as defined in the Tax Act) in a currency other than Canadian currency. Any such participant should consult its own tax advisor with respect to an investment in the Common Shares.

This summary is based on the current provisions of the Tax Act, the regulations thereunder (the “Regulations”), all specific proposals to amend the Tax Act or the Regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof and the current published administrative practices of the Canada Revenue Agency (the “CRA”). This summary does not otherwise take into account or anticipate any changes in law, whether by judicial, administrative or legislative decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from those described. This summary is not exhaustive of all possible Canadian federal income tax consequences that may affect a participant in the Plan.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular participant, and no representation with respect to the Canadian federal income tax consequences to any particular participant is made. Consequently, prospective participants are advised to consult their own tax advisors with respect to their particular circumstances.

Foreign Exchange

For the purposes of the Tax Act, all amounts expressed in a currency other than Canadian dollars relating to the acquisition, holding or disposition of a Common Share, including dividends, adjusted cost base and proceeds of disposition, must be determined in Canadian dollars using the relevant rate of exchange reported by the Bank of Canada on the day the amount first arose or such other rate of exchange as is acceptable to the CRA.

Residents of Canada

The following summary is generally applicable to a participant who, at all relevant times for purposes of the Tax Act, is, or is deemed to be, resident in Canada.

Dividends

A participant will be subject to tax under the Tax Act on all dividends paid on Common Shares (including where such shares are held of record by the Agent for the account of the participant pursuant to the Plan) which are reinvested in Common Shares under the Plan (as well as on any dividends deemed under the Tax Act to be received on Common Shares) in the same manner as the participant would have been if such dividends had been received directly by the participant. Such dividends paid to (or deemed to be received by) a participant who is an individual (including most trusts) will be subject to the gross-up and dividend tax credit rules in the Tax Act normally applicable to dividends received from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit in respect of dividends designated by the Corporation as “eligible dividends.” There may be limitations on the ability of the Corporation to designate dividends as “eligible dividends.”

10

Subject to the potential application of subsection 55(2) of the Tax Act, a participant that is a corporation will include such dividends in computing its income and generally will be entitled to deduct the amount of such dividends in computing its taxable income. In certain circumstances, subsection 55(2) of the Tax Act will treat a taxable dividend received by a participant that is a corporation as proceeds of disposition or a capital gain. Participants that are corporations should consult their own tax advisors having regard to their own circumstances.

A participant that is a “private corporation” or “subject corporation” (as such terms are defined in the Tax Act) may be liable under Part IV of the Tax Act to pay a refundable tax of 38 1/3% of dividends received or deemed to be received on the Common Shares to the extent that such dividends are deductible in computing the participant’s taxable income.

The cost for tax purposes to a participant of Common Shares purchased on the reinvestment of dividends or with optional cash payments made by the participant to the Agent will be the Canadian dollar equivalent of the price paid by the Agent for the Common Shares. The cost of such Common Shares will be averaged with the adjusted cost base of all other Common Shares held by the participant at the time such Common Shares are acquired for purposes of subsequently computing the adjusted cost base of each such Common Share owned by the participant.

Dispositions

On a disposition or deemed disposition of a Common Share (including by the Agent on behalf of the participant), the participant will realize a capital gain (or capital loss) equal to the amount by which the participant’s proceeds of disposition, net of any reasonable costs of disposition, are greater than (or less than) the participant’s adjusted cost base of the Common Share. Proceeds of disposition will not include an amount that is otherwise required to be included in the participant’s income. The payment of cash in respect of any fraction of a Common Share on termination of participation in the Plan will constitute a disposition of such fraction of a Common Share for proceeds of disposition equal to the cash payment.

One-half of any capital gains (or capital losses) realized by a participant will be required to be included in computing the participant’s income as a taxable capital gain (or allowable capital loss). An allowable capital loss will be deductible against a taxable capital gain realized in the year or in any of the three years preceding the year or any year following the year to the extent and under the circumstances described in the Tax Act. Capital gains realized by an individual (including certain trusts) may be subject to alternative minimum tax. A “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional 10 2/3% refundable tax on certain investment income, including taxable capital gains.

Under specific rules in the Tax Act, any capital loss realized by a corporation on the disposition of a Common Share may be reduced by the amount of certain dividends which were received or were deemed to have been received on such share. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that disposes of such shares or where a trust or partnership of which a corporation is a beneficiary or member is a member of a partnership or beneficiary of a trust that disposes of such shares. Participants should consult their own tax advisors for specific advice regarding the application of the relevant “stop-loss” provisions in the Tax Act.

11

Non-Residents of Canada

The following summary is generally applicable to a participant who, for purposes of the Tax Act and any applicable income tax treaty, is not resident, nor is deemed to be resident, in Canada, and who does not use or hold and is not deemed to use or hold Common Shares in carrying on business in Canada. Special rules which are not discussed in this summary may apply to a non-resident participant that is an insurer which carries on business in Canada and elsewhere.

Dividends

Dividends paid or credited or deemed to be paid or credited on Common Shares to a non-resident of Canada (including where such shares are held of record by the Agent for the account of the non-resident pursuant to the Plan) are generally subject to Canadian withholding tax, whether or not such dividends are reinvested under the terms of the Plan. Under the Tax Act, the rate of withholding tax is 25% of the gross amount of such dividends, which rate may be subject to reduction under the provisions of an applicable tax treaty. Under the Canada-United States Income Tax Convention (the “U.S. Treaty”), a participant who is resident in the United States for the purposes of the U.S. Treaty and who is entitled to the benefits of such treaty will generally be subject to Canadian withholding tax at a rate of 15% of the amount of such dividends. In addition, under the U.S. Treaty, dividends may be exempt from Canadian withholding tax if paid to certain participants that are qualifying religious, scientific, literary, educational or charitable tax-exempt organizations, or are qualifying trusts, companies, organizations or other arrangements operated exclusively to administer or provide pension, retirement or employee benefits which are exempt from tax in the United States, and that have complied with specific administrative procedures. Dividends to be reinvested in Common Shares under the Plan for non-resident participants will be reduced by the amount of any applicable Canadian withholding tax.

Dispositions

A non-resident participant will not be subject to tax under the Tax Act on any capital gain realized on a disposition of Common Shares unless those Common Shares constitute “taxable Canadian property” at the time of the disposition and the participant is not entitled to relief under an applicable income tax treaty or convention.

Generally, Common Shares will not be taxable Canadian property to a participant at a particular time provided that either: (i) the Common Shares are listed on a designated stock exchange (such as the Exchange or the New York Stock Exchange) at that time and at no time during the 60-month period that ends at that time did one or any combination of (a) the participant, (b) persons with whom the participant did not deal at arm’s length, and (c) partnerships in which the participant or a person described in (b) holds a partnership interest (directly or indirectly through one or more partnerships), own 25% or more of the issued shares of any class or series of the Corporation, or (ii) at no time during such 60-month period did the Common Shares derive more than 50% of their value from any combination of: (a) real or immovable property situated in Canada, (b) “timber resource property” (within the meaning of the Tax Act), (c) “Canadian resource property” (within the meaning of the Tax Act) or (d) options in respect of, or interests in, or for civil law, rights in any of the foregoing, whether or not the property exists. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, a Common Share could be deemed to be taxable Canadian property.

12

Even if a Common Share is considered to be taxable Canadian property of a participant at the time of its disposition, a capital gain realized on the disposition may nevertheless be exempt from tax under the Tax Act pursuant to the terms of an applicable income tax treaty or convention.

Under the U.S. Treaty, a capital gain realized on the disposition of a Common Share by a participant who is entitled to the benefits of such treaty generally will be exempt from tax under the Tax Act except where the Common Share at the time of disposition derives its value principally from real property situated in Canada including rights to explore for or exploit mineral deposits in Canada.

Generally, if a Common Share constitutes taxable Canadian property to a participant at the time of its disposition and any capital gain realized by the participant on the disposition is not exempt from tax under the Tax Act by virtue of an applicable income tax treaty or convention, the participant will be required to include one-half of the amount of the capital gain in its income for the year as a taxable capital gain. Subject to and in accordance with the provisions of the Tax Act, one-half of any capital loss realized by a participant in a taxation year from the disposition of taxable Canadian property may be deducted as an allowable capital loss from any taxable capital gains realized by the participant in the year from the disposition of taxable Canadian property. If allowable capital losses for a year exceed taxable capital gain from the disposition of taxable Canadian property, the excess may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year from net taxable capital gains realized in such years from the disposition of taxable Canadian property to the extent and in the circumstances prescribed by the Tax Act. Non-residents who dispose of taxable Canadian property are required to file a Canadian income tax return for the year of disposition, including where any resulting capital gain is not subject to tax under the Tax Act by virtue of an applicable income tax treaty or convention.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax considerations generally applicable to certain participants in the Plan. The summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed regulations promulgated thereunder, and judicial decisions and administrative interpretations, as in effect on the date of the last update to the Plan, all of which are subject to change, possibly with retroactive effect. These United States federal income tax considerations apply only to a person or entity who, for United States federal income tax purposes, is: a citizen or resident of the United States; a corporation or other entity organized under the laws of the United States or of any political subdivision thereof; an estate whose income is subject to United States federal income taxation regardless of its source; or a trust (i) if a United States court can exercise primary jurisdiction over the trust’s administration and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) that has elected to be treated as a United States person under applicable Treasury regulations.

13

This summary does not address the United States federal income tax consequences for participants that are subject to special provisions under the Code, including the following participants: (i) participants that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (ii) participants that are financial institutions, insurance companies, real estate investment trusts, or regulated investment companies or that are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (iii) participants that have a “functional currency” other than the United States dollar; (iv) participants that are liable for the alternative minimum tax under the Code; (v) participants that own Common Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (vi) participants that hold the Common Shares other than as a capital asset within the meaning of Section 1221 of the Code; (vii) participants that own, directly or indirectly, or constructively 5% or more, by voting power or value, of the Corporation; (viii) S corporations, partnerships or other entities classified as partnerships for United States federal income tax purposes; (ix) investors in pass-through entities; and (x) certain former citizens or residents of the United States. Participants that are subject to special provisions under the Code, including participants described immediately above, should consult their own tax advisors regarding the tax consequences of reinvesting cash dividends in additional Common Shares under the Plan. This summary addresses only participants that beneficially acquire and own their Common Shares are not pass-through entities for US federal income tax purposes. This summary does not include any discussion of tax consequences to participants in the Plan other than United States federal income tax consequences. Participants are urged to consult their own tax advisors regarding any United States estate and gift, United States state and local, and foreign tax consequences of participating in the Plan.

Partners of entities that are classified as partnerships for United States federal income tax purposes should consult their own tax advisors regarding the United States federal income tax consequences of reinvesting cash dividends in additional Common Shares or making optional cash purchases under the Plan.

Subject to the “passive foreign investment company” (“PFIC”) discussion below, the gross amount of any distribution (including any Canadian taxes withheld therefrom) paid on Common Shares generally should be included in the gross income of a participant as foreign source dividend income to the extent such distribution is paid out of current or accumulated earnings and profits of the Corporation, as determined under United States federal income tax principles. To the extent that the amount of any distribution exceeds the Corporation’s current and accumulated earnings and profits for a taxable year, the distribution is treated as a tax-free return of capital to the extent of the participant’s adjusted tax basis in the Common Shares. Then, to the extent that such distribution exceeds the participant’s adjusted tax basis, it is treated as a sale or exchange and taxed as a capital gain. However, the Corporation may not maintain calculations of its earnings and profits in accordance with United States federal income tax principles. Therefore, each participant should assume that any distribution will be reported as a dividend.

Subject to certain limitations under the Code, participants who are subject to United States federal income tax will be entitled to a credit or deduction for Canadian income taxes withheld from any distributions.

Dividends received by non-corporate participants may be subject to United States federal income tax at lower rates (generally 20% plus the 3.8% unearned income Medicare contribution tax, if applicable) than other types of ordinary income if certain conditions are met. These conditions include the Corporation not being classified as a PFIC for the taxable year in which the dividend is paid or for the immediately preceding taxable year, the Corporation being a “qualified foreign corporation”, the participant’s satisfaction of a holding period requirement, and the participant not treating the distribution as “investment income” for purposes of the investment interest deduction rules.

14

In the case of participants that are domestic corporations, distributions from the Corporation generally are not eligible for the dividends received deduction.

The amount of any cash distribution paid in Canadian dollars will be equal to the U.S. dollar value of the Canadian dollars on the date of distribution regardless of whether the payment is in fact converted into U.S. dollars at that time. Gain or loss, if any, realized on the sale or disposition of Canadian dollars will generally be United States source ordinary income or loss.

A participant will be treated for United States federal income tax purposes as having received a distribution in an amount equal to the fair market value of the Common Shares acquired with reinvested dividends pursuant to the Plan (which fair market value may be greater or less than the Average Market Price used to determine the number of Common Shares acquired under the Plan) plus the amount of any Canadian income tax withheld therefrom. A participant’s tax basis for Common Shares purchased pursuant to the Plan will be equal to the amount of such distribution (excluding the amount of any Canadian income tax withheld from the dividend). A participant’s holding period for Common Shares purchased with dividends will begin on the day following the dividend payment date. A participant that makes optional cash purchases of Common Shares under the Plan will have a tax basis in those Common Shares equal to the cash used to purchase those Common Shares and the participant’s holding period will begin on the day following the date on which the Common Shares are purchased.

Participants generally will recognize a taxable gain or loss when they sell or exchange Common Shares and when they receive cash payments for fractional shares credited to their accounts upon withdrawal from or termination of the Plan or otherwise. The amount of this gain or loss will be equal to the difference between the amount a participant receives for his or her Common Shares or fraction thereof and the participant’s adjusted tax basis in these Common Shares or fraction thereof. The gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the holding period for such Common Shares exceeds one year. Capital gain of a non-corporate United States holder is generally taxed at a maximum rate of 20% (plus the 3.8% unearned income Medicare contribution tax, if applicable) if the property has been held for more than one year. The deductibility of capital losses is subject to limitations. The gain or loss realized by participants who are United States persons will generally be gain or loss from sources within the United States for foreign tax credit limitation purposes.

The Corporation will be a PFIC for United States federal income tax purposes in any taxable year if 75% or more of its gross income (including the pro rata share of the gross income of any corporation in which it is considered to own, directly or indirectly, 25% or more of the shares by value) is passive income, or on average at least 50% of the gross value of its assets is held for the production of, or produces, passive income.

PFIC status is determined on an annual basis. The Corporation does not expect to be a PFIC for the taxable year ending December 31, 2024, or thereafter. However, because the Corporation’s income and assets and the nature of its activities may vary from time to time, no assurance can be given that the Corporation will not be considered a PFIC for any taxable year. If a participant owns Common Shares during a taxable year in which the Corporation is a PFIC, the PFIC rules generally will apply to a participant thereafter, even if in subsequent taxable years the Corporation no longer meets the test described above to be treated as a PFIC. No ruling will be sought from the United States Internal Revenue Service (the “IRS”) regarding whether the Corporation is a PFIC.

15

In general, if the Corporation were to be treated as a PFIC, certain adverse rules would apply to dividends received from the Corporation and to dispositions of Common Shares (potentially including dispositions that would not otherwise be taxable). Participants are urged to consult their tax advisors about the PFIC rules in connection with their holding of Common Shares.

Under current United States law, if the Corporation is a PFIC in any year, a participant must file an annual return on IRS Form 8621, which describes the income received (or deemed to be received pursuant to a “Qualified Electing Fund” election) from the Corporation, any gain realized on a disposition of Common Shares and certain other information.

In general, dividends from the Corporation and payments of the proceeds of a sale, exchange or other disposition of Common Shares paid to a participant are subject to information reporting requirements and may be subject to backup withholding tax, unless the participant is a corporation or other exempt recipient or provides an accurate United States taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. Participants who are required to establish their exempt status must provide such certification on IRS Form W-9. Amounts withheld as backup withholding may be credited against a participant’s United States federal income tax liability, and a participant may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information.

United States individuals who hold an interest in certain “specified foreign financial assets” with value in excess of certain dollar thresholds are required to report such assets on IRS Form 8938 with their United States federal income tax return, subject to certain exceptions (including an exception for foreign assets held in accounts maintained by United States financial institutions). Stock issued by a foreign corporation, such as the Corporation, is treated as a specified foreign financial asset for this purpose. Penalties apply for failure to properly complete and file IRS Form 8938. Participants are urged to consult with their tax advisors regarding the filing of this form.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL UNITED STATES TAX CONSIDERATIONS APPLICABLE TO PARTICIPANTS WITH RESPECT TO THE REINVESTMENT OF DIVIDENDS, ACQUISITION, OWNERSHIP, AND DISPOSITION OF COMMON SHARES. PARTICIPANTS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE UNITED STATES FEDERAL, STATE, AND LOCAL TAX CONSIDERATIONS APPLICABLE TO THEM IN THEIR OWN PARTICULAR CIRCUMSTANCES.

16